Exhibit 10

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 of our report dated March 29, 2007, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appears in such Registration Statement. We also consent to the use in this Registration Statement on Form N-4 of our report dated April 2, 2007, relating to the financial statements of Chase Variable Annuity Separate Account (now referred to as Protective Acquired Variable Annuity Separate Account), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Birmingham, AL

April 2, 2007